EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

August 1, 2007

USEC Reports Second Quarter 2007 Results

•	Net loss of $13.4 million for 2nd quarter compared to net income of $21.6 million in same quarter last year

•	Net income of $25.9 million for first six months of 2007 compared with $56.2 million in first half of 2006

•	Results better than planned but continue to reflect higher electric power costs and increased American Centrifuge expenses

•	Earnings guidance for 2007 improves to $70 to $80 million range from breakeven; cash flow from operations guidance also improves to range of $25 to $35 million

•	USEC prepares to begin Lead Cascade operations; American Centrifuge update issued separately today

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported a net loss of $13.4 million or 15 cents per share for its second quarter ended June 30, 2007, compared to net income of $21.6 million or 25 cents per share in the same quarter of 2006. Pro forma net income before American Centrifuge expenses was $9.5 million in the second quarter of 2007 compared to $39.0 million in the same quarter last year.

USEC reported net income of $25.9 million or 30 cents per share in the six-month period ended June 30, 2007 compared to $56.2 million or 65 cents per share in the same period of 2006. Pro forma net income before American Centrifuge expenses was $70.5 million in the first six months of 2007, compared to $86.2 million in the same period last year.

The financial results in both periods reflect the impact of higher electric power costs and higher purchase costs from Russia. These costs are increasing more rapidly than the average price billed to customers under long-term contracts, thereby reducing gross profit. The gross profit margin for the first half of 2007 was 14.9 percent compared to 19.4 percent in the same period of 2006.

Most of the spending on the American Centrifuge project to-date has been expensed, which directly reduces net income. Advanced technology costs for the six-month period totaled $69.3 million in 2007 compared to $47.1 million in 2006. USEC has updated its progress on the American Centrifuge project in a separate news release issued today.

“We continue to seek ways to optimize our Paducah operations and improve our financial results in the near term, which will generate additional cash flow from operations that can help reduce external financing requirements for the American Centrifuge project,” said John K. Welch, USEC president and chief executive officer. “In fact, our efforts have allowed us to fully fund the technology demonstration so far this year from internally generated cash.”

“Looking ahead, we are providing earnings and cash flow from operations guidance for 2007 that is a substantial improvement over our earlier guidance, and particularly from where we thought we would be financially at this time last year,” Welch added. “Our new five-year power contract with TVA will provide additional flexibility for our Paducah operations to produce more SWU and obtain additional uranium from underfeeding the enrichment process.

“Our guidance reflects significant improvement in our core business. In addition, we may be able to opportunistically sell additional uranium above and beyond what is in our guidance, depending on market conditions, which would provide some earnings and cash flow upside,” Welch said.

USEC currently expenses most of its spending related to the American Centrifuge, which directly reduces net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

Revenue

Revenue for the six-month period was $676.1 million, a decrease of $210.5 million over the same period of 2006. Revenue from the sale of separative work units (SWU) was $550.9 compared to $638.3 in the same period last year, a 14 percent decline. Revenue from the sale of uranium was $32.0 million compared to $146.8 million in the same period of 2006, a 78 percent decline. Revenue from our U.S. government contracts segment was $93.2 million compared to $101.5 million in the prior year, reflecting reduced Department of Energy contract work.

Revenue for the second quarter was $211.1 million compared to $525.3 in the same quarter last year, a decline of 60 percent. Revenue from the sales of SWU was $145.9 million, compared to $404.3 million in the second quarter of 2006. The $258.4 million decline reflects a 65 percent decrease in volume of SWU sold and a 3 percent increase in average prices billed to customers. Uranium revenue was $16.2 million compared to $71.0 million last year, reflecting a limited number of deliveries this year. Revenue from the U.S. government contracts segment was $49.0 million, nearly unchanged from the prior year.

USEC’s customers generally place orders under long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

At June 30, 2007, deferred revenue amounted to $134.4 million, with a deferred gross profit of $65.9 million compared to deferred revenue at year-end 2006 of $129.4 million with a deferred gross profit of $51.0 million. In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the six-month period for SWU and uranium was $496.0 million, a decrease of $134.2 million or 21 percent that reflects lower SWU sales volume and higher SWU and uranium unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. The unit cost of sales per SWU during the six-month period was 9 percent higher than the year before, reflecting a 34 percent increase in production costs per SWU due to higher power costs and higher purchase prices paid to Russia. Purchase prices paid to Russia are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $79.2 million, a reduction of $5.6 million or 7 percent compared to the same period last year.

The gross profit for the first six months of 2007 was $100.9 million, a decline of $70.7 million or 41 percent over the same period in 2006. For the second quarter, the gross profit was $27.7 million compared to $79.6 million in the same quarter last year. The gross profit margin for the six-month period and quarter were 14.9 percent and 13.1 percent, respectively, compared to 19.4 percent and 15.2 percent in the same periods last year.

Selling, general and administrative (SG&A) expenses totaled $24.0 million in the six-month period, a decrease of $1.8 million over the same period of 2006. The decrease was due to a reversal of an accrued tax penalty and reduced consulting expense, partially offset by higher compensation expenses resulting from the impact of increases in our stock price on incentive compensation plans.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $69.3 million in the first half of 2007, an increase of $22.2 million compared to the same period of 2006. The higher spending reflects work to prepare for Lead Cascade operations this summer. Spending by NAC on its spent fuel storage technology is included in the total and was less than $1 million in both periods. In addition, $31.5 million in spending related to the commercial American Centrifuge Plant was capitalized in the six-month period, compared to $11.7 million capitalized in the first half of 2006.

Cash Flow

At June 30, 2007, USEC had a cash balance of $48.3 million, compared to $171.4 million at December 31, 2006 and $238.6 million at March 31, 2007. Cash used by operations in the first six months of 2007 was $82.8 million, compared to cash flow from operations of $39.7 million in the corresponding period in 2006. The $122.5 million difference was primarily due to a net inventory increase of $190.9 million in the six months ended June 30, 2007 that was a result of higher production and lower sales. The increased inventory level was planned to meet delivery obligations to customers in the second half of 2007.

Capital expenditures totaled $37.4 million for the six-month period, compared to $16.1 million for the corresponding period of 2006. The majority of capital expenditures were related to the American Centrifuge project, as noted above.

TVA Electric Power Contract

During the second quarter, USEC reached a new five-year pricing agreement with the Tennessee Valley Authority (TVA), which supplies most of the power for the Paducah plant. Although the new contract provides USEC with a predictable and reliable source of power for the production plant, it maintains the roughly 50 percent increase in our power costs that took effect in June 2006. Our cost of sales increased during the first half of the year and will continue to increase during 2007 as a result of higher electricity prices since June 2006 to power the Paducah plant. The impact of this increase is being realized over time due to the monthly moving average inventory methodology and higher power prices will put significant pressure on our gross profit margin this year and beyond.

The price paid under the new contract continues to consist of a base energy price and a fuel cost adjustment to reflect changes in TVA’s fuel costs and purchased power costs. The initial power price under the new agreement is expected to represent a modest reduction from the price paid in the previous one-year contract, followed by moderate annual increases over the rest of the contract term. USEC will receive up to 2000 megawatts of electricity from TVA during most non-summer months during the first three years and 300 megawatts during the summer. In the final two years, the maximum power load will drop to 1650 megawatts. In addition, USEC has typically purchased 600 megawatts at market prices during the summer months. The additional power from TVA will give USEC more production at the Paducah plant. This will improve our opportunities to produce more SWU and underfeed the enrichment process to obtain uranium for resale while providing additional stability and predictability in power costs over the next five years.

2007 Outlook Update

We are updating our guidance for annual net income, cash flow from operations and our spending pattern for the American Centrifuge project for the remainder of 2007. Both net income and cash flows from operations are expected to improve compared to our earlier guidance primarily due to market conditions for enrichment and uranium, and our ability to use additional electric power in our enrichment process at Paducah.

Our projection for total revenue for 2007 remains relatively unchanged at approximately $1.91 billion, with approximately $1.55 billion coming from the sale of SWU. We now expect the volume of SWU sold in 2007 to increase by about 6 to 8 percent over 2006 and that the average price billed to customers will increase by about 6 to 8 percent over last year. Uranium revenue is expected to be approximately $165 million in 2007. Revenue from U.S. government contracts and other sources is expected to total about $200 million, roughly unchanged from 2006 but higher than earlier guidance on improved sales by subsidiary NAC International.

USEC’s cost of sales continues to be heavily impacted by the higher price of electricity we have paid since June 2006. Additionally, the price we expect to pay Russia for low enriched uranium under the Megatons to Megawatts program in 2007 is approximately 5 percent higher than the price we paid in 2006. These higher production and purchase costs offset the improved prices billed to customers in 2007 for both SWU and uranium. We now expect our gross profit margin for 2007 to be approximately 14 percent, an improvement over our earlier 2007 guidance but below the 18 percent gross margin recorded in 2006.

Total spending on the American Centrifuge project in 2007 is expected to be approximately $320 million, split between $135 million in expense and $155 million in capital expenditures, with the remainder in prepayments for specialty materials and new manufacturing facilities for building the commercial plant centrifuges. The allocation of spending between expense and capital expenditures will continue to be dependent upon the timing of moving the project from the demonstration phase to a commercial plant phase in which significant expenditures will be capitalized. We continue to anticipate that the rate of spending on the American Centrifuge Plant will increase substantially after 2007, with spending in 2008 projected to be about double the 2007 level.

USEC expects our expenses for selling, general and administrative to be approximately $53 million and net interest to be positive $13 million. In our initial guidance for 2007, we had estimated the effective tax rate to be in the range of 15 to 20 percent based on our anticipated net loss for 2007, along with changes in state tax laws. Given our expectation for net income in 2007 rather than a net loss, we now anticipate that the effective tax rate will increase from our previous guidance. In the first six months, USEC recorded the effect of approximately $20.7 million in non-cash reversals of prior income tax-related accruals. Excluding these reversals, the overall effective income tax rate for the year is expected to be approximately 39 to 41 percent.

USEC’s guidance for 2007 net income is in a range of $70 to $80 million. Pro forma net income before American Centrifuge expenses is expected to be in a range of $158 to $168 million. We no longer expect a loss in the third quarter of 2007.

We also expect cash flows from operations for 2007 to improve substantially over the previous guidance and to be in a range of $25 to $35 million. The expected improvement is primarily due to higher average uranium prices billed to customers, improved gross margin and higher customer collections now anticipated in 2007 for SWU previously expected to be delivered late in the fourth quarter.

Although USEC has smaller supplies of uranium available for sale as compared with prior years, we expect to sell uranium inventory in excess of internal needs opportunistically. These potential sales of additional uranium are not reflected in the net income and cash flow guidance described above. In addition, we now believe the risk of having to purchase uranium to address a mismatch of uranium supplied by customers and the amount owed to Russia in future periods has been reduced.

This earnings and cash flow guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income are:

•	Timing of decision to begin capitalizing most spending related to the American Centrifuge. A delay could result in more spending allocated as expense, which would have a direct negative impact on net income;

•	Uranium prices and additional uranium sales related to underfeeding the production process at the Paducah plant;

•	Timing of recognition of deferred revenue; and

•	Movement and timing of customer orders.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant expenses related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets, target cost estimate and schedule for the American Centrifuge Plant and our ability to secure required external financial support; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under existing long-term contracts to pass on to customers increases in SWU prices under the Russian contract resulting from significant increase in market prices; changes in existing restrictions on imports of Russian enriched uranium, including the imposition of duties on imports of enriched uranium under the Russian Contract; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; changes in the nuclear energy industry; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and subsequent quarterly Form 10-Qs. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE
AMERICAN CENTRIFUGE EXPENSES TO GAAP NET INCOME (Loss) (Unaudited)

	Three Months Ended		Six Months Ended
Amounts in millions	June 30,		June 30,
	2007	2006	2007	2006
Pro forma net income before American Centrifuge expenses	$9.5	$39.0	$70.5	$86.2
LESS: American Centrifuge expenses (a)	35.2	26.7	68.6	46.2
ADD: Provision for income taxes (based on Federal statutory
tax rate of 35%)	(12.3)	(9.3)	(24.0)	(16.2)

SUBTOTAL: American Centrifuge expenses, net of taxes	$22.9	$17.4	$44.6	$30.0
Net income (loss), GAAP basis	($13.4)	$21.6	$25.9	$56.2

Note (a): American Centrifuge expenses included in Advanced technology costs.

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE
AMERICAN CENTRIFUGE EXPENSES TO GAAP NET INCOME (Unaudited)

2007 Outlook	Range

Amounts in millions
Pro forma net income before American Centrifuge expenses	$158	$168
LESS: American Centrifuge expenses	135	135
ADD: Provision for income taxes (based on an assumed federal statutory tax rate of 35% in 2007)	(47)	(47)

SUBTOTAL: American Centrifuge expenses, net of taxes	$88	$88
Net income, GAAP basis	$70	$80

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Separative work units	$145.9	$404.3	$550.9	$638.3
Uranium	16.2	71.0	32.0	146.8
U.S. government contracts and other	49.0	50.0	93.2	101.5

Total revenue	211.1	525.3	676.1	886.6
Cost of sales:
Separative work units and uranium	142.8	404.5	496.0	630.2
U.S. government contracts and other	40.6	41.2	79.2	84.8

Total cost of sales	183.4	445.7	575.2	715.0

Gross profit	27.7	79.6	100.9	171.6
Special charge for organizational restructuring	—	—	—	1.5
Advanced technology costs	35.6	27.3	69.3	47.1
Selling, general and administrative	11.5	14.1	24.0	25.8

Operating income (loss)	(19.4)	38.2	7.6	97.2
Interest expense	2.4	3.5	5.9	8.2
Interest (income)	(7.9)	(0.5)	(17.8)	(2.3)

Income (loss) before income taxes	(13.9)	35.2	19.5	91.3
Provision (benefit) for income taxes	(0.5)	13.6	(6.4)	35.1

Net income (loss)	$(13.4)	$21.6	$25.9	$56.2

Net income (loss) per share – basic and diluted	$(.15)	$.25	$.30	$.65
Weighted-average number of shares outstanding:
Basic	87.1	86.6	87.0	86.5
Diluted	87.1	86.9	87.4	86.8

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$48.3	$171.4
Accounts receivable – trade	136.9	215.9
Inventories	1,062.3	900.0
Deferred income taxes	26.8	24.0
Other current assets	92.5	97.8

Total Current Assets	1,366.8	1,409.1
Property, Plant and Equipment, net	205.9	189.9
Other Long-Term Assets
Deferred income taxes	190.3	156.2
Deposits for surety bonds	65.7	60.8
Pension asset	14.8	13.8
Inventories	—	24.2
Goodwill	6.8	6.8
Intangibles	0.4	0.6

Total Other Long-Term Assets	278.0	262.4

Total Assets	$1,850.7	$1,861.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$128.4	$129.1
Payables under Russian Contract	117.4	105.3
Inventories owed to customers and suppliers	4.1	56.9
Deferred revenue and advances from customers	136.1	133.8

Total Current Liabilities	386.0	425.1
Long-Term Debt	150.0	150.0
Other Long-Term Liabilities
Depleted uranium disposition	82.6	71.5
Postretirement health and life benefit obligations	135.8	128.7
Pension benefit liabilities	22.8	20.2
Other liabilities	84.1	79.9

Total Other Long-Term Liabilities	325.3	300.3
Stockholders’ Equity	989.4	986.0

Total Liabilities and Stockholders’ Equity	$1,850.7	$1,861.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended
	June 30,
	2007	2006
Cash Flows from Operating Activities
Net income	$25.9	$56.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18.8	17.3
Deferred income taxes	(8.5)	(0.8)
Changes in operating assets and liabilities:
Accounts receivable – decrease (increase)	79.0	(50.5)
Inventories – net decrease (increase)	(190.9)	73.5
Payables under Russian Contract – increase	12.1	32.3
Deferred revenue, net of deferred costs – increase (decrease)	11.9	(12.0)
Accrued depleted uranium disposition	11.1	9.7
Accounts payable and other liabilities – (decrease)	(37.1)	(77.6)
Other, net	(5.1)	(8.4)

Net Cash Provided by (Used in) Operating Activities	(82.8)	39.7

Cash Flows Used in Investing Activities
Capital expenditures	(37.4)	(16.1)
Deposits for surety bonds	(4.0)	—

Net Cash (Used in) Investing Activities	(41.4)	(16.1)

Cash Flows Used in Financing Activities
Borrowings under credit facility	5.9	125.8
Repayments under credit facility	(5.9)	(99.8)
Repayment of senior notes	—	(288.8)
Tax benefit related to stock-based compensation	0.9	0.3
Common stock issued (purchased), net	0.2	1.4

Net Cash Provided By (Used in) Financing Activities	1.1	(261.1)

Net (Decrease)	(123.1)	(237.5)
Cash and Cash Equivalents at Beginning of Period	171.4	259.1

Cash and Cash Equivalents at End of Period	$48.3	$21.6

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$3.4	$14.8
Income taxes paid	35.4	51.1